Exhibit 10.11

Maximum Mortgage Contract

China Construction Bank Fujian Branch

This Maximum Mortgage Contract (“Contract”) is entered into by and between:

Mortgagor (“Party A”): please refer to Article 14 hereof
Mortgagee (“Party B”): please refer to Article 14 hereof

Article 1	Collaterals
I.	Party A will create mortgages on the properties listed in the Collaterals List as attached hereto.
II.
After new ownership or other title certificates (certifications) are issued for the Collaterals, any discrepancy between the Collaterals List or other title (mortgage) certificates or mortgage certification documents accepted by Party B, and such new title certificates (certifications) or relevant records on the register of registration authority, shall not procure Party A to reject bearing the guarantee liability.

III.
Unless otherwise as agreed by the parties or provided in laws, any new additions on the Collaterals due to any accessories, mixing, processing and improvement shall be applied to guarantee Party B's claims as well, and Party A shall complete necessary mortgage registration at the request of Party B.

IV.	If Party B's claims are adversely impacted because the values of the Collaterals have been or may be reduced, Party A shall provide new guarantees at the request of Party B.

Article 2	Guaranteed Scope and Maximum Claims
I.
The Maximum Mortgage covers all the obligations under the principal contracts, including but not limited to all the principals, interests accruals (including compound interests and penalties), liquidated damages, damages, other payables to Party B by the debtor (including but not limited to relevant service fees, telecommunication fees and incidental expenses advanced by Party B, relevant banking service fees under L/C rejected by the beneficiary), the fees arising out of realization of claims and guarantees by Party B (including but not limited to court fees, arbitration fees, property preservation fees, travel expenses, enforcement fees, appraisal fees, auction fees, service fees, announcement fees, attorney's fees, etc.)

II.	Please refer to Article 15 hereof.
III.
Loans, advances, interest accruals, fees or Party B's other claims under the principal contracts shall be governed by the Maximum Mortgage hereunder, irrespective of whether their actual creation goes beyond the Period for Determining Claims (defined below). The due date of obligations under the principal contracts shall not be limited by expiry date of the Period for Determining Claims.

Article 3	Registration of Collaterals
The parties hereto shall complete the mortgage registration with appropriate registration department within five business days after this Contract is signed. Party A shall submit to Party B the originals of other title certificates of Collaterals, mortgage registration documents, and other title certificates before the mortgage registration is completed.

Article 4	Modifications to Principal Contracts

I.
Party A agrees that it is not required to inform it if Party B and the debtor sign principal contracts or make any modification to the same (including but not limited to extension of performance of obligations or additions to the principals). And Party A shall still bear the guarantee liability under the Maximum Mortgage and the guaranteed scope hereunder as before.

II.	Replacement of Parties
Party A's guarantee liability hereunder shall not be reduced or released under any of the following circumstances:
(I)	Party B or the debtor conducts restructuring, consolidation, merger and/or division, or increases or reduces capitals, or conducts joint venture, joint operation, or changes its name;
(II)	Party B entrusts a third party to perform its obligations under the principal contracts.
III.
If the claims under the principal contracts are transferred to a third party, the guarantees hereunder shall be transferred as well. In such case, Party A shall assist Party B and such a third party to complete the changes in mortgage registration as required by laws.

IV.
Party A shall still bear joint and several liability to Party B pursuant to this Contract if any transfer of claims or obligations under principal contracts fails to come into effect, becomes null and void, or is canceled or rescinded.

Article 5	Possession and Custody of Collaterals

I.
Party A shall possess, keep, repair and maintain the Collaterals in a proper manner, reasonably use the same and keep the same in good conditions; meanwhile, it shall pay for all applicable taxes in relation to the Collaterals. Party B shall be entitled to inspect the Collaterals, and to request Party A to submit the originals of title certificates of Collaterals to Party B for keeping.

II.
If Party A entrusts a third party to possess, keep and use the Collaterals, or agrees on doing so by a third party, it shall inform such third party of the mortgages on such Collaterals in favor of Party B, and request such third party to keep the Collaterals in good conditions, to allow Party B to inspect the Collaterals, and not to prevent Party B from realizing the mortgages. Meanwhile, Party A shall not be released from its obligations as specified in the preceding paragraph, and shall be liable for acts of such third party simultaneously.

III.
Party A shall be liable for injury or damage to properties caused by the Collaterals, if any. And Party B shall be entitled to make recourse against Party A if it suffers claims or makes an advance for damages due to any such injury or damage.

Article 6	Insurance for Collaterals

I.
Unless otherwise agreed by the parties, Party A shall insure the Collaterals according to applicable laws and types of insurance, insurance period and insured amount as designated by Party B. The insurer shall have legal qualifications and good reputations as required.

II.
The policies shall conform to Party B's requirements without any attached restrictive conditions that may damage Party B's benefits. In particular, the policies shall be noted as follows: Party B shall be the preferred beneficiary (the first beneficiary) of the insurance proceeds; any modification to the policies can only be made upon prior written consents of Party B; the insurer shall directly pay insurance proceeds to the account designated by Party B upon occurrence of insured accidents. Appropriate remarks or modifications shall be made on the policies if the Collaterals have been insured but the above contents are not marked on the policies.

III.
Party A shall ensure consecutive and effective insurances on the Collaterals. It is not allowed to cease, cancel or invalidate the insurances for any reasons, or procure the insurer to be reduced or released from indemnification, or modify the policies without prior consents of Party B. If the claims guaranteed by Party A are not paid in full after the insurance period is expired, Party A shall renew the insurance and the insurance period shall be extended accordingly.

IV.
Party A shall submit originals of policies of the Collaterals to Party B within five business days from the date of conclusion of this Contract (or the date of renewal of insurance if the Collaterals are renewed for insurance), and leave documents in relation to insurance claims and necessary to transfer of insurance benefits at Party B.

V.	Party B shall be entitled to dispose insurance proceeds from the Collaterals as follows, and Party A shall assist to complete all applicable formalities:
(I)	To apply such proceeds to repair the Collaterals for recovering values of the same upon prior consents of Party B;
(II)	To apply such proceeds to pay principals, interest accruals thereon and relevant fees under the principal contracts, or to do so in advance;
(III)	To create pledge guarantee for obligations under the principal contracts;
(IV)	To be disposed by Party A at its own discretions provided that Party A provides new guarantees conforming to Party B's requirements.

Article 7	Limitations on Disposal of Collaterals by Party A

I.
Without prior written consents of Party B, Party A shall not dispose the Collaterals in any way, including but not limited to any waiver, lease (including renewed lease upon expiry of original lease contract), gift, transfer, contribution, repeated guarantees, assignment, changes for public benefits, additions to other objects, or restructuring and/or division.

II.
Upon prior written consents of Party B, Party A shall deposit the proceeds from disposal of the Collaterals or other money into the account as designated by Party B. Party B shall be entitled to dispose such proceeds or money through any of the methods as specified in (II) to (IV) of Paragraph V of Article 6, for which Party A shall assist to complete applicable formalities.

Article 8	Encumbrance by A Third Party

I.
If the Collaterals are levied, requisitioned, removed, forfeited, withdrawn without any compensation, by the State, or if they are sealed, frozen, seized, monitored, created a lien, sold by auction, possessed in force, damaged or otherwise disposed by a third party, Party A shall promptly inform Party B, as well as take precautious, elimination or recovery remedial measures for preventing losses from being expanded. If required by Party B, Party A shall provide new guarantees conforming to Party B's requirements.

II.
Upon occurrence of the circumstances as provided in the preceding paragraph, the remaining values of the Collaterals shall be applied to guarantee Party B's claims. Party A shall deposit damages or compensations obtained due to the above reasons into the account as designated by Party B. Party B shall be entitled to dispose such damages or compensations through any of the methods as specified in (I) to (IV) of Paragraph V of Article 6, for which Party A shall assist to complete applicable formalities.

Article 9	Realization of Mortgage

I.
Party B shall be entitled to dispose the Collaterals if the debtor fails to perform its due obligations under the principal contracts or such obligations as declared to become due earlier, or if it breaches other provisions of the principal contracts.

II.
The values of the Collaterals as recorded on the Collaterals List or as otherwise agreed by the parties (“Interim Values”) shall not mean final values of the Collaterals, and their final values shall be the net price from disposal of the Collaterals by Party B after all applicable taxes are deducted.

If the Collaterals are applied to offset Party B's claims, the above Interim Values shall not be deemed as the grounds for offsetting Party B's claims by the Collaterals, and values of the Collaterals shall be determined through negotiation by the parties or fair evaluation to be conducted according to law for the time being.

III.
Proceeds from disposal of the Collaterals by Party B shall be applied to pay off obligations under the principal contracts, and the remaining shall be refunded to Party A after the expenses or fees (including but not limited to custody fees, appraisal fees, auction fees, transfer fees, taxes, considerations for grant of state-owned land use right) arising out of sale or auction of the Collaterals are paid.

IV.
If Party A and the debtor is the same person, Party B may apply for enforcement against Party A's properties beyond the Collaterals, which is not conditional upon waiver of the mortgages hereunder or prior disposal of the Collaterals.

V.	Party B shall not create any encumbrance (including action or non-action) against realization of mortgages by Party B in any way.
VI.
Party A's guarantee liability hereunder shall not be reduced or released, and Party A shall not have any objection if Party B directly requests Party A to bear the guarantee liability pursuant to this Contract, irrespective of other guarantees (including but not limited to warranty, mortgage, charge, letter of guarantee, standby L/C) created in favor of Party B's claims under the principal contracts, or of the time of creation of or validity of the above guarantees, or of claims against other guarantors by Party B, or of agreeing to bear the whole or part of obligations under principal contracts by a third party, or of other guarantees granted by the debtor.

VII.
If the maximum guarantee hereunder is less than the balance of the actual claims under the principal contracts, and if the claims under principal contracts are not satisfied in full after Party A performs its guarantee liability, Party A shall undertake not to damage Party B's benefits in any way if it claims (and/or pre-exercises) subrogation or pay-off rights against the debtor or other guarantors. Meanwhile, Party A agrees that the pay-off of obligations under the principal contracts is prior to its subrogation or pay-off rights.

As specifically, before Party B's claims are not satisfied in full,
(I)
Party A agrees not to claim its subrogation or pay-off rights against the debtor or other guarantors; if Party A realizes such rights for any reasons, the proceeds generated from realization of such rights shall be applied to satisfy unpaid claims of Party B with priority;

(II)
If collaterals are given for securing the obligations under the principal contracts, Party A agrees not to exercise its subrogation or bring claims against such collaterals or proceeds from disposal of the same for any reasons. Such collaterals and proceeds shall be applied to satisfy unpaid claims of Party B with priority;

(III)
If the debtor or other guarantors grant counter guarantees in favor of Party A, the proceeds gained by Party A from such counter guarantees shall be applied to satisfy unpaid claims of Party B with priority.

VIII.
If principal contracts are not concluded, do not come into effect, become null and void in whole or part, or are canceled or rescinded, and if Party A and the debtor are not the same person, Party A shall, to the extent of guarantee scope as specified hereunder, bear joint and several liability together with the debtor for the obligations arising out of the return of properties by or the indemnification of losses by the debtor.

IX.
Party A has fully recognized risks from exchange rates. If interest accruals, penalties and compound interests payable by the debtor are increased after Party B adjusts the rates, the interest bearing or settlement methods pursuant to principal contracts or based on changes of national rate policies, Party A shall bear joint and several liability for the extra part as well.

X.
If the debtor, in addition to the obligations under the principal contracts, bears other due obligations to Party B, Party B shall be entitled to apply the debtor's funds in RMB or other currencies under its accounts opened with China Construction Bank to satisfy any obligations due to Party B in the first instance, and whereby Party A's guarantee liability shall not be reduced or released.

Article 10	Breaching Liability

I.	Breaching Liability of Party A
(I)	If Party A breaches any provision hereof, or if any of its representations or warranties is false, wrong or misunderstanding, Party B shall be entitled to take one or more of the following measures:
i.	Request Party A to correct its breaches within the given time limit;
ii.	Request Party A to provide new guarantees;
iii.	Request Party A to indemnify losses;
iv.	Dispose the Collaterals;
v.	Take other remedial measures as permitted by laws.
II.
Party B shall be entitled to dispose proceeds from the disposal of the Collaterals through any of the methods as specified in (II) to (IV) of Paragraph V of Article 6, for which Party A shall assist to complete applicable formalities.

III.
Party B shall be entitled to request Party A to bear the joint and several liabilities within the mortgages as specified in this Contract with the debtor if the mortgages are not created or values of the Collaterals are reduced or Party B fails to realize the mortgages in full or in a timely manner for Party A's reasons, and if Party A and the debtor are not the same person.

IV.	Breaching Liability of Party B
If title certificates of the Collaterals delivered by Party A are lost due to default of Party B, or if Party B fails to return such certificates in a timely manner after the obligations under the principal contracts are paid, or if Party B fails to assist to cancel mortgage registration according to law as requested by Party A, Party A shall be entitled to take one or more of the following measures:
(I)	Request Party B to bear fees for re-obtaining title certificates of the Collaterals;
(II)	Request Party B to return title certificates of the Collaterals within the given time limit, or assist Party A to cancel the mortgage registration.

Article 11	Miscellaneous

I.	Bearing of Fees
Unless otherwise as agreed by the parties, all fees (including but not limited to such fees arising out of possession, management, disposal, registration, public notary, insurance, transport, storage, custody, appraisal, repairs, maintenance, auction and transfer) in relation to this Contract and the Collaterals hereunder shall be borne by Party A.

II.	Drawing of Payables
As for all the payables by Party A under this Contract, Party B shall be entitled to draw corresponding money in RMB or other currencies from Party A's accounts opened with China Construction Bank without any further prior notice to Party A. If foreign exchange settlement or purchase-and-sale of foreign exchanges is required, Party A shall be obligated to assist Party B to complete the same at the exchange rate risks of Party A.

III.	Use of Party A's Information
Party A accepts and acknowledges that (i) Party B may search Party A's credit standing information in the credit database established upon approval of People's Bank of China and the competent credit standing departments or via relevant entities or departments, and (ii) Party B may provide Party A's credit standing information to such credit database established upon approval of People's Bank of China and the competent credit standing departments. Meanwhile, Party A agrees that Party B may reasonably use and disclose Party A's information as well based on its business.

IV.	Collection by Announcement
In the event of any breach by Party A, Party B shall be entitled to report any such breach to relevant departments or entities, or to announce the collection via news medias.

V.	Validity of Evidences of Party B's Records
Save for reliable and determinable contrary evidences, Party B's internal accounting records on principals, interest accruals, expenses and repayment, its documents and vouchers produced or remained by Party B in the business of drawing, repayment and payment of interest accruals by the debtor, and its records and vouchers on collection of loans by it, shall constitute definite evidences for claims under the principal contracts. And Party A shall not have any objection only based on the facts that the above records, documents and vouchers are produced or remained by Party B unilaterally.
VI.	Reservation of Rights
Party B's rights under this Contract shall be without any prejudice to any of its other rights as provided in laws, regulations and other contracts. Any tolerance, grace, favor to any breach, delay, or any extension for exercise of rights hereunder shall not be deemed to waive any rights or benefits hereunder, nor to acknowledge or accept any breach of this Contract, nor affect, prevent or hinder any further exercise of such rights or exercise of any other rights, nor cause Party B to bear obligations or liabilities to Party A.

Even if Party B fails to exercise or delays in exercising any rights under principal contracts or fails to exhaust any remedies under principal contracts, Party A's guarantee liability hereunder shall not be reduced or released. However, Party A's guarantee liability hereunder shall be reduced or released accordingly if Party B reduces or releases the obligations under principal contracts.
VII.
Party B shall be well notified promptly if Party A is divided or dissolved, or goes into bankruptcy proceedings, or its registration is withdrawn or cancelled, or its business license is cancelled, or the Collaterals are destroyed, lost, damaged or apart from Party A's control due to natural factors or a third party's acts, or ownership of the Collaterals is under dispute or the title certificates (certifications) are cancelled.

VIII.	Dissolution or Bankruptcy of Debtor
If Party A becomes aware of dissolution or bankruptcy proceedings against the debtor, it shall promptly inform Party B to report is claims. Meanwhile, it shall take part in such dissolution or bankruptcy proceedings in a timely manner for pre-exercising its recourse rights. If Party A becomes aware of, or should have become aware of, such dissolution or bankruptcy proceedings, but if it fails to pre-exercise its recourse rights in a timely manner, it shall bear losses caused to it arising therefrom.

Notwithstanding the provision of the second paragraph of VI of this Article, if Party B and the debtor enter into an arrangement or agree on restructuring plans in the bankruptcy proceedings against the debtor, Party B's rights hereunder shall not be damaged by virtue of any such arrangement or restructuring plans, and whereby Party A's guarantee liability hereunder shall not be reduced or released. Party A shall not defense against Party B's claims based on any such arrangement or restructuring plans. Party B shall have the right to request Party A to pay off the claims that have been compromised by Party B in any such arrangement or restructuring plans, but not paid by the debtor.
IX.	Dissolution or Bankruptcy of Party A
If Party A is dissolved or becomes bankrupt, Party B shall be entitled to take part in dissolution or bankruptcy proceedings against Party A, and to report its claims, even if Party B's claims under the principal contracts do not become due.

X.
Party A shall send a timely written notice to Party B specifying any change of its mailing address or contact methods, and shall bear losses arising out of its failure to send such notice in a timely manner.

XI.
If Party A or the debtor fails to comply with laws, regulations or rules concerning environmental protection, energy savings or emission reduction, pollution reduction, or may meet energy consumption or pollution risks, Party B shall be entitled to perform its guarantees hereunder in advance, and to take other remedial measures as provided in this Contract or laws.

XII.	Effectiveness
This Contract comes into effect after it is signed, or affixed with common seal, by Party A's legal representative (responsible officer) or authorized agent, and signed, or affixed with common seal, by Party B's responsible officer or authorized agent.

Article 12	Collaterals List
Please refer to Article 19 hereof.

Article 13	Representations and Warranties by Party A
I.	Party A has clearly known and understood the scope of business, and authorized powers, of Party B.
II.
Party A has already read this Contract and all terms of principal contracts. Meanwhile, Party B has made interpretation for certain terms of this Contract and principal contracts at the request of Party A. And Party A has fully known and understood the meanings of, and legal consequences that may arise from, the terms of this Contract and principal contracts.

III.
Party A is eligible to act as a guarantor, and its guarantees hereunder conform to laws, administrative regulations, rules, and its articles of association or internal organization documents. Meanwhile, its guarantees hereunder have been approved by its internal authoritative organizations and/or authoritative authorities of the State. Party A shall be liable for all liabilities arising out of unauthorized execution of this Contract by it, including but not limited to full indemnifications for losses caused to Party B.

IV.
Party A confirms that it has fully known and understood assets, obligations, operation, credit and reputation of the debtor, and eligibility and authorities of the debtor to sign the principal contracts, and all contents contained in principal contracts.

V.
Party A owns and has the right to dispose the Collaterals according to law. The Collaterals are not the public facilities, which are not allowed to be circulated or transferred; and no dispute on the ownership of the Collaterals exists.

VI.	The Collaterals are not co-owned, or the mortgages hereunder have been agreed on by other co-owners in writing if the Collaterals are co-owned.
VII.
The Collaterals are free of any defect or encumbrance that has not been notified to Party B in writing, including but without limitation as follows: the Collaterals are limited for circulation, sealed, seized, monitored, leased or created a lien; or the acquisition prices, repair and maintenance fees, construction prices, national taxes, considerations for the grant of land use right, damages, of and arising out of the Collaterals are owed in arrears; or any guarantees are created on the Collaterals in favor of a third party.

VIII.	All data and information provided to Party B by Party A in relation to the Collaterals is true, lawful, accurate and complete.
IX.	The grant of the mortgages by Party A shall not damage legal benefits of any third party, nor go against legal and agreed obligations of Party A.

Special Terms and Conditions

This Maximum Mortgage Contract is numbered as “2009 Jian Quan Shi Gao Di Zi, No. 28”.

Article 14	Particulars of Contractors

Mortgagor (Party A): Shishi Feiying Plastic Co., Ltd.
Residence: Longshan Development Area, Hanjiang Town, Shishi City
Zip Code: 362700
Legal Representative (Responsible Officer): Wu Licong
Fax: 88682828
Tel: 88681828

Creditor (Party B): China Construction Bank Shishi Branch
Residence: No. 1865, 87 Road, Shishi City
Zip Code: 362700
Responsible Officer: Chen Yixin
Fax: 0595-88595137
Tel: 0595-88595195

Whereas, Party B and the Debtor will sign and/or have signed RMB borrowing contracts, foreign exchange borrowing contracts, bank acceptance agreements, L/C opening contracts, L/G issuance agreements and/or other legal documents for consecutive credit business under (I), (II), (III) and (V) below in favor of Shishi Feiying Plastic Co., Ltd. (“Debtor”) from December 02, 2009 to December 02, 2011 (“Period for Determining Claims”). The above contracts, agreements and/or other legal documents signed in the Period for Determining Claims shall be collectively referred as “Principal Contracts”.
(I)	Issue loans in RMB/foreign exchanges;
(II)	Accept commercial drafts;
(III)	Open L/C;
(IV)	Issue L/G;
(V)	Other credit business: domestic factoring, trade financing facility.

Party A is willing to grant the Maximum Mortgage for all of the Debtor's obligations under the Principal Contracts. This Contract is entered into by Party A and Party B in accordance with applicable laws, regulations and rules through negotiation for common compliance.

Article 15	Provisions for II of Article 2
The maximum amount under the Maximum Mortgage hereunder shall be RMB Thirty-five Million (in words) only. If Party A has performed its guarantee obligations pursuant to this Contract, such maximum amount shall be reduced accordingly based on the amount paid.

Article 16	Other Provisions
i.	Not Applicable

Article 17	Dispute Resolutions
Any dispute arising out of performance of this Contract may be resolved through negotiation by the parties; if not reached, any such dispute shall be resolved subject to the method as specified in i below. During the lawsuit or arbitration, the terms not involved in the dispute shall be continued to be performed.
(I)	To be judged and resolved by the People's Court at the location of Party B;
(II)	To be arbitrated by arbitration commission in in accordance with its rules in force and effect at the time of applying for arbitration; the awards shall be final and binding upon the parties.

Article 18	This Contract is made in three counterparts.

Article 19	Provisions for Article 12

The Collaterals List under this Contract is as follows:

Collaterals List
Name of Collaterals	Numbers of Title Certificates and Other relevant Certificates	Location	Areas or Quantity	Values of Collaterals (RMB 10 Thousand)	Mortgaged Amount for Other Claims (RMB 10 Thousand)	Remarks
Properties	Property Title Certificates numbered as Shi Jian Fang Quan Zheng Han Zi No. 00103, 00104, 00105 and 00106; Land Certificate Number of State-owned Land Use Right Certificate: Shi Han Guo Yong (2005) No. 0046	Building A, B, C and D on Land Parcel A of Jiulongshan Development Zone, Hongjue Village, Hanjiang Town, Shishi City	Land areas: 32,203.27 m2; building areas: 21,283.76 m2	4021.70	0	Blank

Party A (common seal): Shishi Feiying Plastic Co., Ltd.	Party B (common seal): China Construction Bank Shishi Branch

Signed by Legal Representative: Wu Licong	Signed by Responsible Officer:

December 02, 2009	December 02, 2009